Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2019 Earnings Release
April 24, 2019

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2019 Results
Cat Financial reported first-quarter 2019 revenues of $736 million, an increase of $46 million, or 7%, compared with the first quarter of 2018. First-quarter 2019 profit was $98 million, a $7 million, or 8%, increase from the first quarter of 2018.
The increase in revenues was primarily due to a $33 million favorable impact from higher average financing rates and a $19 million favorable impact from higher average earning assets, partially offset by an $8 million unfavorable impact from returned or repossessed equipment.
Profit before income taxes was $142 million for the first quarter of 2019, compared with $124 million for the first quarter of 2018. The increase was primarily due to a $14 million increase in net yield on average earning assets, a $14 million decrease in provision for credit losses and an $8 million favorable impact from higher average earning assets. These favorable impacts were partially offset by a $9 million increase in general, operating and administrative expenses and an $8 million unfavorable impact from returned or repossessed equipment.
The provision for income taxes reflects an estimated annual tax rate of 27% in the first quarter of 2019, compared with 23% in the first quarter of 2018. The increase in the estimated annual tax rate is primarily due to changes in the geographic mix of profits.
During the first quarter of 2019, retail new business volume was $2.35 billion, a decrease of $190 million, or 7%, from the first quarter of 2018. The decrease was primarily driven by lower volume in North America and Asia/Pacific.
At the end of the first quarter of 2019, past dues were 3.61%, compared with 3.17% at the end of the first quarter of 2018. The increase in past dues was primarily driven by Cat Power Finance, concentrated in the marine portfolio. Write-offs, net of recoveries, were $30 million for the first quarter of both 2019 and 2018. As of March 31, 2019, the allowance for credit losses totaled $534 million, or 1.89% of finance receivables, compared with $511 million, or 1.80% of finance receivables at December 31, 2018.

"Our portfolio and business performed well despite some remaining challenges in the Cat Power Finance portfolio," said Dave Walton, president of Cat Financial and vice president of the Financial Products Division of Caterpillar Inc. "With relentless focus on expanding our ability to serve customers globally through financial services solutions, we remain well-positioned to serve the needs of Caterpillar, Cat dealers and our growing customer base worldwide."
For over 35 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar media contact: Corrie Scott, 224-551-4133 or Scott_Corrie@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2019 VS. FIRST-QUARTER 2018
(ENDED MARCH 31, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2019	2018	CHANGE
Revenues	$736	$690	7%
Profit Before Income Taxes	$142	$124	15%
Profit (excluding profit attributable to noncontrolling interests)	$98	$91	8%
Retail New Business Volume	$2,352	$2,542	(7)%
Total Assets at March 31 and December 31, respectively	$33,824	$34,181	(1)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements. From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public. Forward-looking statements give current expectations or forecasts of future events about the company. You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases. These statements are only predictions. Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions, disruptions in the global financial and credit markets, and changes in laws, regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market's acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K filed on February 14, 2019 with the Securities and Exchange Commission for the fiscal year ended December 31, 2018, which describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements. Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.